Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-283577 on Form N-2 of our report dated May 30, 2025, relating to the financial statements and financial highlights of iDirect Private Credit Fund, L.P. appearing in Form N-CSR of iDirect Private Credit Fund, L.P. for the period ended March 31, 2025, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

June 26, 2025